FOURTH FUND PARTICIPATION AGREEMENT AMENDMENT

This Fourth Fund Participation Agreement Amendment hereby amends the Fund Participation Agreement dated April 11, 1997, as amended, between the Prudential Insurance Company of America, Pruco Life insurance Company of New Jersey, Pruco Life Insurance Company, and each of Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund, Inc., Dreyfus Stock Index Fund, Inc., and Dreyfus Investment Portfolios (the "Agreement"), as follows:

1)    The following paragraph is added to Article V, paragraph 5.2 of the Agreement following section (c) thereof:

"A Participating Fund's principal underwriter may pay Insurance Company, or the broker-dealer acting as principal underwriter for the Insurance Company's Contracts, for distribution and other services related to the Shares of the Participating Fund pursuant to any distribution plan adopted by the Participating Fund in accordance with Rule l2b- l under the Act, subject to the terms and conditions of an agreement between the Participating Fund's principal underwriter and Insurance Company or the principal underwriter for the Insurance Company's Contracts, as applicable, related to such plan."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of October 14, 2008.

THE PRUDENTIAL INSURANCE        PRUCO LIFE INSURANCE COMPANY OF
COMPANY OF AMERICA            NEW JERSEY

Name: David Sutcliffe                 Name: David Sutcliffe

Title: Vice President & Actuary    Title: Vice President

PRUCO LIFE INSURANCE COMPANY    ON BEHALF OF THOSE DREYFUS FUNDS
LISTED ON EXHIBIT A TO THE AGREEMENT

Name: David Sutcliffe                Name: Michael Rosenberg
Title: Vice President                 Title: Secretary